Exhibit 23.1

                          INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference of our report dated March 19, 1999 accompanying the financial statements of Earth Sciences, Inc., which report appears in the December 31, 1998 annual report on Form 10-KSB of Earth Sciences, Inc., to Form S-3 Registration Statement declared effective July 23, 1997, File No. 333-25465, Form S-3 Registration Statement declared effective September 22, 1997, File No. 333-35135, and Form S-3 Registration Statement declared effective February 25, 1998, File No. 333-46199 of Earth Sciences, Inc. and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the Registration Statements.

/s/  Hein + Associates LLP
HEIN + ASSOCIATES

Denver, Colorado
March 31, 1999